Exhibit 7.16

CONSORTIUM AGREEMENT

dated as of

May 12, 2013

among

SKIPPER INVESTMENT LIMITED,

SKIPPER HOLDINGS LIMITED,

SKIPPER LIMITED,

SKIPPER ACQUISITION CORPORATION,

POWER JOY (CAYMAN) LIMITED,

CITIC CAPITAL MB INVESTMENT LIMITED,

CITIC CAPITAL (TIANJIN) EQUITY INVESTMENT LIMITED

PARTNERSHIP

CPECHINA FUND, L.P.,

AL GHARRAFA INVESTMENT COMPANY,

ELLINGTON INVESTMENTS PTE. LTD.

THE ALPINVEST ENTITIES SET FORTH HEREIN

CBC TMT III LIMITED,

INNOVALUE CAPITAL LTD.,

EDWARD TIAN

and

PACIFICINFO LIMITED

TABLE OF CONTENTS

PAGE

Exhibit A	Form of Equity Commitment Letter
Exhibit B	Form of Limited Guarantee
Exhibit C	Form of Voting Agreement
Exhibit D	Form of Rollover Agreement
Exhibit E	Rollover Shareholders
Exhibit F	Form of Debt Commitment Letter
Exhibit G	Form of CCP Co-Investment Co Shareholders Agreement
Exhibit H	Form of Holdco Shareholders Agreement
Exhibit I	Joinder Agreement

ii

CONSORTIUM AGREEMENT

CONSORTIUM AGREEMENT (this “Agreement”) dated as of May 12, 2013 among (i) Skipper Investment Limited, a Cayman Islands exempted company with limited liability and a wholly owned subsidiary of Power Joy (as defined below) (“CCP Co-Investment Co”), (ii) Skipper Holdings Limited, a Cayman Islands exempted company with limited liability and a wholly owned subsidiary of CCP Co-Investment Co (“Holdco”), (iii) Skipper Limited, a Cayman Islands exempted company with limited liability and a wholly owned subsidiary of Holdco (“Parent”), (iv) Skipper Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”, and together with CCP Co-Investment Co, Holdco and Parent, each an “Investment Entity” and collectively, the “Investment Entities”), (v) Power Joy (Cayman) Limited, a Cayman Islands exempted company (“Power Joy”), (vi) CITIC Capital MB Investment Limited, a Cayman Islands exempted company (“CCMB”), (vii) CITIC Capital (Tianjin) Equity Investment Limited Partnership a PRC limited partnership (“RMB Fund”), (viii) CPEChina Fund, L.P., a Cayman Islands limited partnership (“CITIC PE”), (ix) Al Gharrafa Investment Company, a Cayman Islands exempted company with limited liability (“AGIC”), (x) Ellington Investments Pte. Ltd., a Singapore company (“Temasek”), (xi) AlpInvest Partners Co-Investments 2011 II C.V., as represented by its general partner AlpInvest Partners 2011 B.V. (“AlpInvest 2011 II”), AlpInvest Partners Co-Investments 2012 I C.V., as represented by its general partner AlpInvest Partners 2012 I B.V. (“AlpInvest 2012 I”) and AlpInvest Partners Co-Investments 2012 II C.V., as represented by its general partner AlpInvest Partners 2012 II B.V. (“AlpInvest 2012 II” and together with AlpInvest 2011 II and AlpInvest 2012 I, “AlpInvest”, which for the avoidance of doubt are entering into this Agreement on a several, and not joint and several, basis), (xii) CBC TMT III Limited, a British Virgin Islands company (“CBC”), (xiii) InnoValue Capital Ltd., a British Virgin Islands company (“Innovalue”, and together with RMB Fund, CITIC PE, AGIC, Temasek, AlpInvest and CBC, individually, a “Co-Investor”, and collectively, the “Co-Investors”, and together with Power Joy, individually, an “Investor”, and collectively, the “Investors”), (xiv) Edward Tian (“Founder”), and (xv) PacificInfo Limited, a British Virgin Islands company wholly owned by Founder (“Founder Vehicle” and together with Founder, the “Founder Parties” and together with the Investors and CCMB, individually, a “Consortium Member”, and collectively, the “Consortium Members”).

W I T N E S S E T H :

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof among Parent, Merger Sub, and AsiaInfo-Linkage, Inc., a Delaware corporation (“Target”), Merger Sub will be merged with and into Target, with Target being the surviving corporation (the “Surviving Corporation”) and becoming a direct, wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, concurrently with the execution of this Agreement, each Investor is executing and delivering a letter agreement in favor of Parent, in substantially the form attached as Exhibit A hereto (collectively, the “Equity Commitment Letters”), in which such Investor has agreed, at the closing of the Merger (the “Closing”), subject to the terms and conditions set forth therein, to make an indirect equity investment in Parent in an amount equal to such Investor’s Equity Commitment (as defined below);

WHEREAS, concurrently with the execution of this Agreement, each Fee Sharing Member (as defined below) is executing and delivering a limited guarantee in substantially the form attached as Part 1 of Exhibit B hereto (or, in the case of Temasek, a payment agreement in substantially the form attached as Part 2 of Exhibit B hereto), in each case, in favor of Target (such limited guarantees and the payment agreement, collectively, the “Limited Guarantees”), in which such Fee Sharing Member has agreed, subject to the terms and conditions set forth therein, to assume liability for its Fee Sharing Percentage (as defined below) of any Parent Termination Fee and/or Parent Expense Reimbursement (as defined in the Merger Agreement) which may be payable by Parent pursuant to the Merger Agreement;

WHEREAS, concurrently with the execution of this Agreement, each Founder Party is executing and delivering (i) a Voting Agreement, in substantially the form attached as Exhibit C hereto (the “Voting Agreement”), in which such Founder Party has agreed, subject to the terms and conditions set forth therein, to vote its Shares in favor of the Merger, and (ii) a Rollover Agreement, in substantially the form attached as Exhibit D hereto (the “Rollover Agreement”) in favor of Parent in which such Founder Party has agreed, subject to the terms and conditions set forth therein, to contribute its Shares to Parent at the Closing;

WHEREAS, the parties hereto wish to agree to certain terms and conditions that will govern the actions of the Investment Entities and the relationship among the Consortium Members with respect to the Merger Agreement, the Equity Commitment Letters, the Limited Guarantees, the Voting Agreement, the Rollover Agreement and the Debt Commitment Letter (as defined below) (together with this Agreement, collectively, the “Transaction Documents”) and the transactions contemplated hereby and thereby (the “Transaction”);

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person (as defined below), any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of equity securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, no direct or indirect shareholders of AlpInvest Partners B.V. shall be deemed an Affiliate of AlpInvest.

“Business Day” means any day other than: (i) a Friday, Saturday, Sunday; or (ii) a public holiday in Doha, Qatar, Cayman Islands, Beijing, Hong Kong, Singapore or New York City; or (iii) a day when banks are not open for business in Doha, Qatar, Cayman Islands, Beijing, Hong Kong, Singapore or New York City.

“Employment Agreements” means the employment agreements entered into among Target, any other party thereto and each of Steve Zhang, Jun (Michael) Wu, Guoxiang Liu and Yadong Jin as of the date of this Agreement.

“Equity Commitment” means, with respect to each Investor, the amount of cash set forth in Section 1 of such Investor’s Equity Commitment Letter, plus in the case of Power Joy only, the value (calculated based on the Merger Consideration) of the Toehold Shares to be contributed by Power Joy to Parent at the Closing pursuant to the provisions of Power Joy’s Equity Commitment Letter, in each case, as such amount may be amended from time to time as permitted by and in accordance with the terms of this Agreement and such Equity Commitment Letter.

“Expense Sharing Members” means Power Joy, CCMB, CITIC PE, Temasek, AlpInvest, CBC and Innovalue.

“Expense Sharing Percentage” means (i) with respect to Power Joy, 28.590%, (ii) with respect to CCMB, 17.490%, (iii) with respect to CITIC PE, 13.205%, (iv) with respect to Temasek, 11.004%, (v) with respect to AlpInvest 2012 I, 6.514%, (vi) with respect to AlpInvest 2011 II, 1.382%, (vii) with respect to AlpInvest 2012 II, 0.907%, (viii) with respect to CBC, 9.904% and (ix) with respect to Innovalue, 11.004%.

“Fee Sharing Members” means Power Joy, CCMB, CITIC PE, Temasek, CBC and Innovalue.

“Fee Sharing Percentage” means (i) with respect to Power Joy, 37.393%, (ii) with respect to CCMB, 17.490%, (iii) with respect to CITIC PE, 13.205%, (iv) with respect to Temasek, 11.004%, (v) with respect to CBC, 9.904% and (vi) with respect to Innovalue, 11.004%.

“Founder Rollover Shares” means the number of Shares set forth opposite the name of each Founder Party on Exhibit E hereto.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Permitted Transferee” means with respect to any Investor, any Affiliate of such Investor or any other private equity fund sponsored, managed or advised by any Affiliate of such Investor, which, for the avoidance of doubt, shall not include any limited partner of (i) any Investor, (ii) any Affiliate of such Investor or (iii) any such private equity fund sponsored, managed or advised by any Affiliate of such Investor; provided that (x) Founder shall be deemed to be a Permitted Transferee of CBC with respect to no more than $15,000,000 of CBC’s Equity Commitment and (y) any third party shall be deemed to be a Permitted Transferee of Founder with respect to any transfer of any rights and obligations hereunder transferred to Founder pursuant to clause (x) above.

“Representative” means, with respect to any Person, any Affiliate, director, officer, general partner, limited partner, co-owner, member, nominee, managing director, employee, financial advisor, accountant, legal counsel, consultant, investment adviser or other agent or representative of such Person.

“Rollover Shareholders” means the shareholders of Target listed under the title “Rollover Shareholders” on Exhibit E hereto (including the Founder Parties), each of which has, as of the date hereof, executed the Rollover Agreement in favor of Parent in which each such shareholder has agreed, subject to the terms and conditions set forth therein, to contribute the number of Shares set forth opposite the name of such person on Exhibit E (including the Founder Rollover Shares) to Parent at the Closing, and any other shareholder(s) of Target which, after the date hereof, executes an Additional Rollover Agreement in favor of Parent in which each such shareholder has agreed, subject to the terms and conditions set forth therein, to contribute the number of Shares set forth in such Additional Rollover Agreement pursuant to Section 3.01(f) of the Merger Agreement.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Toehold Shares” means all Shares owned by Power Joy as of the date hereof.

“Transaction Expenses” means all reasonable, documented, third party, out-of-pocket expenses (including the reasonable fees, expenses and disbursements of financial advisors, lawyers, accountants, consultants and other advisors and any financing banks in connection with the Debt Financing) incurred in connection with the Transaction, including the negotiation and execution of the Transaction Documents and any and all costs and expenses in connection with any action, suit or proceeding brought by any person (other than a party hereto) relating to, or arising from, the Transaction.

(b) All capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Action	2.07
Adverse Action Declination Notice	2.07
Adverse Action Notice	2.07
AGIC	Preamble
Agreement	Preamble
AlpInvest	Preamble
AlpInvest 2011 II	Preamble
AlpInvest 2012 I	Preamble
AlpInvest 2012 II	Preamble
Broken Deal Expense Reimbursement Cap	2.10(d)
CBC	Preamble
CCMB	Preamble
CCP Co-Investment Co	Preamble
CITIC PE	Preamble
Co-Investor(s)	Preamble
Closed Deal Expense Reimbursement Cap	2.10(d)
Closing	Recitals
Closing Conditions	2.02(a)
Closing Members	3.05(a)
Closing Percentage	2.05(b)
Confidential Information	2.15
Consortium Member(s)	Preamble
Debt Commitment Letter	2.03
Debt Financing	2.03
Equity Commitment Letters	Recitals
Failing Member	3.05(a)
Founder	Preamble

Term	Section
Founder Parties	Preamble
Founder Vehicle	Preamble
Governmental Clearances	2.13
Holdco	Preamble
ICC Arbitration Rules	3.08
Indemnifiable Losses	3.05(b)
Indemnified Investors	3.05(b)
Innovalue	Preamble
Investment Entit(y)(ies)	Preamble
Investor(s)	Preamble
Limited Guarantees	Recitals
Member Failure	3.05(a)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Preamble
Non-Recourse Persons	3.06
Parent	Preamble
Permitted Transfers	3.01(b)
Power Joy	Preamble
Representing Party	2.11
RMB Fund	Preamble
Target	Recitals
Temasek	Preamble
Terminating Investor	2.07
Transaction	Recitals
Transaction Documents	Recitals

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any law include all rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. The terms “Power Joy”, “CCMB”, “RMB Fund”, “CITIC PE”, “AGIC”, “Temasek”, “AlpInvest”, “CBC”, “Innovalue”, “Co-Investor”, “Investor” and/or “Consortium Member” shall each also mean, if any such Person(s) shall have directly transferred any of its rights or obligations to any of its Permitted Transferees, such Person(s) and its Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken by such Person(s) may be taken by such Person(s) and its Permitted Transferees, taken as a whole. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

AGREEMENTS AMONG THE CONSORTIUM MEMBERS

Section 2.01. Authority of Power Joy and Founder. Power Joy and Founder, acting together, may cause the Investment Entities to take any action, subject to compliance with this Agreement, expressly permitted under this Agreement, and, except as otherwise set forth herein, the Investment Entities shall take only those actions approved by Power Joy and Founder.

Section 2.02. Actions in connection with the Merger Agreement. (a) Subject to Section 2.07 below, Power Joy and Founder may cause each of Parent and/or Merger Sub to take any action or refrain from taking any action in connection with the Merger Agreement, including complying with its obligations, satisfying the closing conditions for the Target’s benefit or exercising its rights under the Merger Agreement, determining that the conditions to closing specified in Sections 8.01 and 8.02 of the Merger Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any agreements and conditions contained in the Merger Agreement, including any Closing Condition, amending, modifying or terminating the Merger Agreement and determining to consummate the Closing; provided that Power Joy and Founder may not cause Parent or Merger Sub to amend the Merger Agreement in a way that has an adverse impact on any Investor in a manner that is disproportionate to the impact on the other Investors without such Investor’s prior written consent. Notwithstanding anything in this Agreement to the contrary, Power Joy and Founder shall not make any determination that any Closing Condition (other than the conditions to closing specified in Section 8.01 of the Merger Agreement and the conditions to closing specified in Section 8.02 of the Merger Agreement that Target has notified Parent and/or Merger Sub in writing has not been or will not be satisfied at or prior to the Closing) has not been satisfied (or will not be satisfied) at or prior to the Closing if any Consortium Member has notified Parent and/or Merger Sub in writing that it believes that such Closing Condition has been satisfied (or will be satisfied) at or prior to the Closing, unless Investors representing at least 60% of the aggregate value of the Equity Commitments agree in writing that such Closing Condition has not been satisfied (or will not be satisfied) at or prior to the Closing.

(b) Parent and Merger Sub shall not determine that Closing Conditions have been satisfied, waive compliance with any agreements and conditions contained in the Merger Agreement, including any Closing Condition, amend, modify or terminate the Merger Agreement or determine to close the Merger, or take any other action with respect to the Merger Agreement unless such action has previously been approved by Power Joy and Founder.

(c) Subject to Section 2.07, in the event that the conditions to funding the Equity Commitments under the Equity Commitment Letters and the Closing Conditions are satisfied or validly waived (subject to the above approval requirements), the Investment Entities may, upon the approval of Power Joy and Founder, terminate the participation in the Transaction of any Investor that does not fund its Equity Commitment in accordance with the Equity Commitment Letter or that asserts in writing its unwillingness to fund its Equity Commitment in accordance with the Equity Commitment Letter; provided that such termination shall not affect the Investment Entities’ rights against such Investor under the Equity Commitment Letter and Sections 2.06, 3.05 and 3.06 with respect to such failure to fund.

(d) Notwithstanding any Consortium Member’s ownership of the Investment Entities, or the composition of the boards of directors and the officers of the Investment Entities, to the fullest extent permitted by applicable Law, no Consortium Member solely in its capacity as a shareholder of any Investment Entity and no director or officer of any Investment Entity (or any Consortium Member that nominated or appointed such director or officer) shall have any liability for any action or inaction of any Investment Entity, except to the extent such liability results from such Consortium Member’s or director’s or officer’s fraud or willful misconduct.

Section 2.03. Debt Financing. Subject to Section 2.07 below, each of Power Joy and Founder shall use reasonable efforts to seek to cause one or more of the Investment Entities to negotiate, enter into and borrow under definitive agreements relating to debt financing to be provided at the Closing on the terms set forth in the debt commitment letter attached as Exhibit F hereto (the “Debt Commitment Letter”) and/or on such additional or modified terms as Power Joy and Founder shall approve (the “Debt Financing”).

Section 2.04. Management Arrangements. On the date hereof, Holdco has provided to each Consortium Member a true and complete copy of the Employment Agreements. Prior to the Closing, each of Power Joy and Founder shall use reasonable efforts to seek to cause Holdco or any of its Subsidiaries, including as of the Closing, Target, to negotiate and enter into any other definitive agreements with members of management of Target with respect to the terms of management’s employment, compensation, and equity incentives and shall use its reasonable efforts to keep the other Consortium Members reasonably apprised of the status of the foregoing. Holdco and Parent shall procure that any member of management of Target which enters into any Additional Rollover Agreement after the date hereof and prior to the Closing shall execute a Joinder Agreement and/or an employment agreement on substantially the same terms as the Employment Agreements, with such changes as may be approved by Power Joy and Founder from time to time.

Section 2.05. Shareholders Agreements. (a) Each of CCP Co-Investment Co, Power Joy, RMB Fund and AlpInvest agrees to duly execute and deliver, concurrently with the Closing, a counterpart to the Shareholders Agreement of CCP Co-Investment Co in substantially the form attached as Exhibit G hereto.

(b) Each of Holdco, CCP Co-Investment Co, CITIC PE, AGIC, Temasek, CBC, Innovalue and Founder agrees to duly execute and deliver, concurrently with the Closing, a counterpart to the Shareholders Agreement of Holdco in substantially the form attached as Exhibit H hereto; provided, that, except as set forth in the immediately following proviso, other than changes to the form of Shareholders Agreement of Holdco agreed to by each of Holdco, CCP Co-Investment Co, CITIC PE, AGIC, Temasek, AlpInvest, CBC, Innovalue and Founder, any changes to such form shall be limited to immaterial changes (e.g. removing brackets, cleaning up cross-references and filling in information that is not yet available); provided, further, that if AGIC’s or Temasek’s percentage ownership of the outstanding ordinary shares of Holdco as of the Closing (such percentage, its “Closing Percentage”) shall be less than 9%, the references in Section 2.09(a) of the Shareholders Agreement of Holdco to “8%” shall be reduced proportionately to reflect the decrease from 9% to AGIC’s or Temasek’s Closing Percentage, save that such references shall not be amended in respect of AGIC or Temasek, as the case may be, if its Closing Percentage is below 9% as a result of it being a Terminating Investor or Failing Member.

Section 2.06. Equity and Rollover Commitments. (a) Each Investor hereby affirms and agrees that Parent, acting at the direction of Power Joy or Founder, shall be entitled to enforce the provisions of each Equity Commitment Letter; provided that (i) Parent shall not attempt to enforce any Equity Commitment Letter until Power Joy and Founder, or any final and non-appealable judgment of any court or determination of an arbitral body pursuant to Section 3.08, have determined that the Closing Conditions have been satisfied or validly waived in accordance with this Article 2 and (ii) if Power Joy or Founder determines that Parent will enforce the provisions of any Equity Commitment Letter, Parent must seek to enforce such provisions of each Equity Commitment Letter against each Investor that does not fund its Equity Commitment in accordance with the Equity Commitment Letter. Parent shall not attempt to enforce any Equity Commitment Letter unless acting at the direction of Power Joy or Founder. Notwithstanding anything in this Agreement to the contrary, if the Closing Conditions have been satisfied or validly waived in accordance with the Merger Agreement and the Debt Financing (and/or Alternative Debt Financing) has been funded (or would be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing), then Power Joy and Founder shall cause Parent to, and Parent shall, enforce the provisions of each Equity Commitment Letter against each Investor that does not fund its Equity Commitment in accordance with the Equity Commitment Letter, unless a majority in number of the Fee Sharing Members has approved otherwise. For the avoidance of doubt, in no event shall the Fee Sharing Members approve the enforcement of the provisions of the Equity Commitment Letters against some, but not all, of the Investors that do not fund their respective Equity Commitment in accordance with the respective Equity Commitment Letters.

(b) Each Founder Party hereby affirms and agrees that Parent, acting at the direction of Power Joy, shall be entitled to enforce the provisions of the Rollover Agreement and the Additional Rollover Agreements; provided that (i) Parent shall not attempt to enforce the Rollover Agreement or Additional Rollover Agreement until Power Joy and Founder, or any final and non-appealable judgment of any court or determination of an arbitral body pursuant to Section 3.08, have determined that the Closing Conditions have been satisfied or validly waived in accordance with this Article 2 and, (ii) if Power Joy determines that Parent will enforce the provisions of the Rollover Agreement and the Additional Rollover Agreements, Parent must seek to enforce the provisions of each Equity Commitment Letter against each Investor that does not fund its Equity Commitment in accordance with the Equity Commitment Letter. Parent shall not attempt to enforce the Rollover Agreement and the Additional Rollover Agreements unless acting at the direction of Power Joy.

(c) Notwithstanding anything in this Agreement to the contrary, Power Joy shall have no rights to cause any of Parent and/or Merger Sub to take any action or refrain from taking any action in connection with the enforcement of the Equity Commitment Letter of Power Joy, and Founder shall have no rights to cause any of Parent and/or Merger Sub to take any action or refrain from taking any action in connection with the enforcement of the Voting Agreement, the Rollover Agreement and/or the Additional Rollover Agreements.

(d) All securities issued by Holdco at the Closing shall be issued to the Investors (in the case of Power Joy, RMB Fund and AlpInvest, such pro rata portion be issued to CCP Co-Investment Co) and the Rollover Shareholders pro rata in amount (aggregated over the share capital of Holdco), proportionate to the relative total cash amounts invested and/or value of Shares (calculated based on the Merger Consideration) contributed by all Investors and Rollover Shareholders, as applicable, in accordance with each Investor’s Equity Commitment, the Rollover Agreement and the Additional Rollover Agreements, including the value (calculated based on the Merger Consideration) of the Toehold Shares that Power Joy has committed to contribute to Parent at the Closing pursuant to its Equity Commitment Letter and the Shares that each Rollover Shareholder has committed to contribute to Parent at or prior to the Closing pursuant to the Rollover Agreement and any Additional Rollover Agreements (including the Founder Rollover Shares), as applicable.

(e) All securities issued by CCP Co-Investment Co to Power Joy, RMB Fund and AlpInvest at the Closing shall be issued pro rata in amount (aggregated over the share capital of CCP Co-Investment Co), proportionate to the relative total cash amounts invested and/or value of Shares (calculated based on the Merger Consideration) contributed by each of Power Joy, RMB Fund and AlpInvest, as applicable, in accordance with each of Power Joy, RMB Fund and AlpInvest’s Equity Commitments, including the value (calculated based on the Merger Consideration) of the Toehold Shares that Power Joy has committed to contribute to Parent at the Closing pursuant to its Equity Commitment Letter.

(f) Prior to the Closing, no Investor shall transfer, directly or indirectly, its equity interests in any Investment Entity or its obligations and rights under its Equity Commitment Letter, except pursuant to a Permitted Transfer.

(g) Prior to the Closing, in the event the amount of Debt Financing is decreased (other than arising from a proportionate decrease in the Merger Consideration), the Investors shall have the right to increase their respective Equity Commitments on a pro rata basis if there shall be any increase in the Equity Commitments in response thereto.

Section 2.07. Terminating Investors. (a) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document but subject to Section 2.07(b), without the prior written consent of each of the Consortium Members, Parent and Merger Sub shall not, and Power Joy and Founder shall not permit Parent or Merger Sub to:

(i) modify, amend or waive any provision of the Merger Agreement so as to increase the Merger Consideration, change the form of the Merger Consideration, make the Merger Consideration payable at any time other than at or after the Effective Time, increase the amount of the Parent Termination Fee or Parent Expense Reimbursement, modify the circumstances under which the Parent Termination Fee or Parent Expense Reimbursement is payable, or otherwise increase the liability of Parent and/or Merger Sub thereunder, or extend the End Date (or otherwise modify, amend or waive any provision of the Merger Agreement in a manner that would have the effect of circumventing this clause);

(ii) waive any of the conditions to closing specified in Section 8.01 of the Merger Agreement or waive any condition to closing specified in Section 8.02 of the Merger Agreement that Target has notified Parent and/or Merger Sub in writing has not been or will not be satisfied at or prior to the Closing;

(iii) waive (or fail to require the satisfaction of) any condition to closing specified in Section 8.02 of the Merger Agreement (in circumstances other than those described in clause (ii) above), or agree with Target that such condition has been satisfied, in each case unless (x) Parent and Merger Sub shall have provided at least three (3) Business Days prior written notice of such proposed action and the grounds and justifications for such waiver or agreement to the Investors who shall be given reasonable opportunity to dispute such waiver or agreement by sending Parent and/or Merger Sub a notice in writing (with copies of such notification sent to each other Consortium Member) that it disagrees with such waiver or agreement, and (y) Investors representing at least 75% of the Equity Commitments have provided written consent to such waiver or agreement;

(iv) in circumstances other than as described in any of clauses (i), (ii) or (iii) above, modify, amend or waive any provision of Article VIII, Section 9.01 or Section 10.06 of the Merger Agreement in any material respect unless Investors representing at least 75% of the Equity Commitments have provided written consent to such modification, amendment or waiver (or otherwise modify, amend or waive any provision of the Merger Agreement in a manner that would have the effect of circumventing this clause);

(v) enter into any employment and/or equity compensation Contract or any Benefit Plan with employees of Target or any of its Subsidiaries (other than the Rollover Agreement, the Additional Rollover Agreements (if any) and the transactions contemplated by Section 3.04 of the Merger Agreement) or amend any such Contract or Benefit Plan (including the Employment Agreements), which would result in (A) the grant of equities interests of any Investment Entity or of its Subsidiaries or other securities or rights convertible into any such equity interests in an aggregate amount which, together with that under the transactions contemplated by Section 3.04 of the Merger Agreement, represents more than 24% of all such equity interests, securities or rights of all Investment Entities and their Subsidiaries (as determined on a fully diluted basis) or (B) an increase in cash compensation in the aggregate of more than 10%;

(vi) reduce the aggregate amount of all Equity Commitments by more than 20%; or

(vii) decrease or increase the amount of the Debt Financing by more than 5% of the amount of the Debt Financing contemplated by the Debt Commitment Letter (other than any decreases arising from a decrease in the Merger Consideration) (any of the actions in the foregoing clauses (i) through (vii), an “Adverse Action”).

(b) Notwithstanding anything to the contrary in this Section 2.07, Parent and Merger Sub may, and Power Joy and Founder may permit Parent and Merger Sub to, nevertheless agree to, proceed with, or take any action or enter into any agreement that constitutes an Adverse Action if (i) Power Joy and Founder notify each of the Co-Investors in writing (such notice, an “Adverse Action Notice”) that they are willing to agree to, proceed with, or take the Adverse Action, (ii) Power Joy and Founder provide each Co-Investor five Business Days after receipt of such Adverse Action Notice to notify Power Joy and Founder in writing of such Co-Investor’s objection to agreeing to, proceeding with, or taking the Adverse Action (such notice, an “Adverse Action Objection Notice”, and any such objecting Co-Investor, a “Terminating Investor”) and (iii) Power Joy and Founder directs Parent to terminate, and Parent terminates such Terminating Investor’s participation in the Transaction and, in such event, such Terminating Investor shall have no liability or obligation to any parties hereto whether under this Agreement (other than as specifically provided in Section 2.10), its Equity Commitment Letter or its Limited Guarantee; provided that, as a condition to such termination of such Terminating Investor’s participation in the Transaction, Power Joy and Founder shall have directed Parent to allocate, and Parent shall have allocated the amount of such Terminating Investor’s Equity Commitment to one or more other Investors or new investors and such Investors or new investors, as the case may be, shall have agreed in writing to assume all of the Terminating Investor’s rights and obligations under its this Agreement, its Equity Commitment Letter and its Limited Guarantee (if applicable). In the event that Power Joy and Founder direct Parent to terminate, and Parent terminates any Terminating Investor’s participation in the Transaction, the amount of such Terminating Investor’s Equity Commitment shall first be offered to the other Investors in proportion to their respective Equity Commitments at the time of such termination, and if none or not all of the Terminating Investor’s Equity Commitment is accepted by the other Investors, Power Joy may offer the Terminating Investor’s Equity Commitment, or portion thereof, to any new investor or investors.

(c) For the avoidance of doubt, if Parent and Merger Sub proceed with or take any action or enter into any agreement that constitutes an Adverse Action, each Terminating Investor shall have no liability or obligation to any parties hereto whether under this Agreement (other than as specifically provided in Section 2.10), its Equity Commitment Letter or its Limited Guarantee.

Section 2.08. Company Termination Fee. Parent shall, and Power Joy and Founder shall cause Parent to, arrange that any Company Termination Fee paid by the Target or any of its Affiliates pursuant to the Merger Agreement shall be applied promptly (i) first to pay the Transaction Expenses incurred by the Investment Entities, (ii) then to reimburse the Transaction Expenses incurred by the Investors, subject to the Expense Reimbursement Cap with respect to each Co-Investor, (iii) then to reimburse the reasonable and documented Transaction Expenses incurred by any Consortium Member not included in clause (i) or (ii) above, and (iv) then, if any, to pay to the Fee Sharing Members or their designees in proportion to their respective Fee Sharing Percentages at the time of such termination of the Merger Agreement. A Terminating Investor whose participation in the transaction has been terminated as provided in Section 2.07 shall not share in any portion of the Company Termination Fee.

Section 2.09. Notice of Closing. Parent shall use reasonable best efforts to provide each Investor with at least ten Business Days prior notice of the Closing Date under the Merger Agreement.

Section 2.10. Transaction Expense Sharing. (a) In the event the Merger is not consummated:

(i) each Expense Sharing Member shall be responsible for its Expense Sharing Percentage of all Transaction Expenses incurred by the Expense Sharing Members and the Investment Entities after July 1, 2011. Any amount of Company Expense Reimbursement or Company Termination Fee paid by Target to Parent under the Merger Agreement shall be applied to pay Transaction Expenses in accordance with this Section 2.10(a)(i), prior to any distribution pursuant to Section 2.08. Notwithstanding the foregoing, a Terminating Investor which is an Expense Sharing Member will only be responsible for its proportionate share of such Transaction Expenses incurred prior to such Expense Sharing Member becoming a Terminating Investor; and

(ii) Subject to Section 2.08, AGIC, RMB Fund and each Founder Party shall be responsible for its own Transaction Expenses and shall not be responsible for the Transaction Expenses of the Investment Entities.

(b) Notwithstanding anything to the contrary in this Agreement, if Power Joy or Founder has willfully and intentionally breached this Agreement and such breach has resulted in the Merger not being consummated, then such breaching party shall be obligated to reimburse each non-breaching Expense Sharing Member for (or pay on each non-breaching Expense Sharing Member’s behalf) such non-breaching Expense Sharing Member’s Expense Sharing Percentage of all Transaction Expenses for which such Expense Sharing Member is otherwise responsible; provided that, for the avoidance of doubt, the foregoing obligation of a breaching party is a reimbursement obligation and shall not be deemed to release any Expense Sharing Member of its obligations under Section 2.10(a)(i).

(c) In the event the Merger is consummated, Parent shall, and shall cause the Surviving Corporation to, reimburse each of the other Consortium Members for its Transaction Expenses.

(d) Notwithstanding anything to the contrary in this Agreement, (i) if the Merger is not consummated, any amount of Transaction Expenses in excess of US$70,000 (the “Broken Deal Expense Reimbursement Cap”) incurred by any Co-Investor shall be the sole responsibility of such Co-Investor and shall not be shared by the Expense Sharing Members pursuant to Section 2.10(a)(i), and (ii) if the Merger is consummated, any amount of Transaction Expenses in excess of US$200,000 (the “Closed Deal Expense Reimbursement Cap”) incurred by any Co-Investor shall be the sole responsibility of such Co-Investor and shall not be reimbursed by Parent or the Surviving Corporation pursuant to Section 2.10(c); provided that neither the Broken Deal Expense Reimbursement Cap nor the Closed Deal Expense Reimbursement Cap shall apply to any Transaction Expenses payable by a breaching party pursuant to Section 2.10(b) herein or by a Failing Member pursuant to Section 3.05(b) herein.

(e) The obligations under this Section 2.10 shall exist whether or not the Merger is consummated and shall survive any termination of the other terms of this Agreement.

Section 2.11. Representations and Warranties; Covenants.

Each Consortium Member (such Consortium Member, and any Permitted Transferee thereof to whom a Permitted Transfer has been made, each a “Representing Party”) hereby represents, warrants and covenants, severally as to such Representing Party, to the other Consortium Members, that:

(a) To the extent such Representing Party is not a natural person, it is an entity duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and the execution, delivery and performance by such Representing Party of each Transaction Document to which it is a party and the consummation by it of the transactions contemplated thereby are within the corporate, limited liability company or partnership powers of such Representing Party, and has been duly authorized by all necessary corporate, limited liability company or partnership action, in each case as applicable.

(b) Each Transaction Document to which such Representing Party is a party constitutes a valid and binding agreement of such Representing Party, enforceable against such Person in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c) The execution, delivery and performance by such Representing Party of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby does not and will not (i) violate the applicable organizational documents of such Representing Party or any of its Subsidiaries (to the extent such Representing Party is not a natural person), (ii) violate any applicable law or require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Representing Party or any of its Subsidiaries or to a loss of any benefit to which such Representing Party or any of its Subsidiaries is entitled under any provision of any agreement or other binding instrument or (iii) result in the creation or imposition of any lien on any asset of such Representing Party or any of its Subsidiaries, except in the case of clauses (i) through (iii) for such violations as would not reasonably be expected to prevent or adversely affect in any material respect the ability of the Investor to perform its obligations hereunder or under such other Transaction Document.

(d) Except for the Toehold Shares in the case of Power Joy and the Founder Rollover Shares in the case of the Founder Parties, such Representing Party does not own, directly or indirectly, any Shares, or any other shares of capital stock, options, warrants, convertible debt, other convertible instruments or other equity or equity-linked securities in Target. For purposes of this Section 2.11(d), “own” means, with respect to any Representing Party, such Representing Party (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended) of such security.

(e) Except for the Founder Parties, such Representing Party has, or will have prior to the Closing, sufficient cash, available lines of credit, capital commitments or other sources of immediately available funds to enable it to make payment of its Equity Commitment and any other amounts to be paid by it hereunder.

(f) None of the information supplied in writing by such Representing Party for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach by Parent of Section 7.01(b) of the Merger Agreement.

(g) Except as previously disclosed in writing to Power Joy and Founder, such Representing Party has not entered, and will not enter, into any agreement, arrangement or understanding with any other Investor, any other potential investor or acquiror or group of potential investors or acquirors, or Target or any holder of Shares with respect to the subject matter of any of the Transaction Documents, other than the agreements expressly contemplated by this Agreement or agreements with respect to expenses between Power Joy and any of the limited partners of its Affiliates or any Affiliates thereof. Until this Agreement is terminated pursuant to Section 3.04, such Representing Party will not enter into any agreement, arrangement or understanding or have discussions with any other potential investor or acquiror or group of investors or acquirors or Target or any of its representatives with respect to the subject matter of any of the Transaction Documents or any other similar transaction involving Target without the prior written approval of each Consortium Member; provided that the foregoing shall not apply to any agreement, arrangement, understanding or discussions with any potential investor or acquiror or group of investors or acquirors or any of its representatives in connection with any replacement of any Terminating Investor pursuant to Section 2.07, on terms consistent with this Agreement and the other Transaction Documents; provided further that any reduction or increase in the Equity Commitment of the Investors (other than any Terminating Investor or Failing Member) resulting from any such agreement, arrangement or understanding shall be on a pro rata basis; provided however that Power Joy’s Equity Commitment may be reduced on a non-pro rata basis by an amount of up to US$9.6 million to reflect the value of any Additional Rollover Shares.

(h) Such Representing Party acknowledges that the other Consortium Members have entered into this Agreement on the basis of and reliance upon (among other things) the representations, warranties and covenants set forth in this Section 2.11 and have been induced by them to enter into this Agreement.

Each Investment Entity hereby represents and warrants, severally as to such Investment Entity, to the Consortium Members, that such Investment Entity has been formed solely for the purpose of consummating the transactions contemplated by this Agreement and the other Transaction Documents and has not engaged in business activities, has not entered into any contracts or arrangements and has not incurred any liabilities or obligations, in each case, except as contemplated by this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 2.12. Cooperation; Commercially Reasonable Efforts; Consultation. Subject to Section 2.13, each Consortium Member shall use its commercially reasonable efforts (unless otherwise specified herein or in the other Transaction Documents), to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate the Transaction. Each Consortium Member shall keep the other parties hereto reasonably informed of information or developments regarding the Transaction of which it becomes aware and shall promptly notify the other parties hereto of any changes therein; provided that any failure to so inform and notify shall not relieve any party of its obligations hereunder.

Section 2.13. Regulatory Matters. Each Consortium Member will use its commercially reasonable efforts to supply and provide information that is complete and accurate in all material respects to any Governmental Authority requesting such information in connection with filings, consents, approvals, authorizations or other actions that are required in order to satisfy any closing conditions under Section 8.01 of the Merger Agreement (including with respect to the PRC Anti-Monopoly Law) (collectively, “Governmental Clearances”). If any Governmental Authority asserts any objections under the Governmental Clearances with respect to the Merger and such objections relate to the activities or investments of a Consortium Member or such Consortium Member’s Affiliates, such Consortium Member shall use its commercially reasonable efforts to resolve such objections. Notwithstanding the foregoing, none of the Consortium Members nor any of their Affiliates shall be required to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets. Notwithstanding anything in this Agreement to the contrary, no Co-Investor shall be required to furnish any information, which in the reasonable judgment of such Co-Investor is commercially confidential or commercially sensitive, to any Governmental Authority in connection with any Governmental Clearances. For the avoidance of doubt, any Co-Investor who has been requested by any Governmental Authority to provide such commercially confidential or commercially sensitive information, will not be required to provide such commercially confidential or commercially sensitive and shall not be in breach under this Agreement.

Section 2.14. Claims under Limited Guarantees. In the event the Parent Termination Fee and/or Parent Expense Reimbursement becomes payable by Parent under the Merger Agreement, pursuant to the provisions of the Limited Guarantees, each of the Fee Sharing Members will pay an amount equal to its Fee Sharing Percentage of the Obligations (as such term is defined in such Fee Sharing Member’s Limited Guarantee) to the extent such Fee Sharing Member has not already paid its Fee Sharing Percentage of the Obligations pursuant to its Limited Guarantee; provided that in no event shall such Fee Sharing Member’s aggregate liability under its Limited Guarantee exceed the Maximum Amount (as such term is defined in such Fee Sharing Member’s Limited Guarantee); provided further that, in the event of any Member Failure of any Fee Sharing Member, each Closing Member which is a Fee Sharing Member shall be entitled to seek indemnification against such Failing Member pursuant to Section 3.05 for the amount of such payment.

Section 2.15. Confidentiality. Each party hereto agrees to, and shall cause its Representatives to, keep any information pertaining to the Transaction (including the existence thereof and any discussions or negotiations in connection therewith), the parties hereto, this Agreement and the transactions contemplated hereby (the “Confidential Information”) supplied by or on behalf of any of the other parties to this Agreement, confidential and to use, and cause its Representatives to use, the Confidential Information only in connection with the Transaction; provided, however, that the term “Confidential Information” does not include information that (a) is already in such party’s or its Representative’s possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any Person, (b) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such party or such party’s Representatives in breach of this Agreement, or (c) is or becomes available to such party on a non-confidential basis from a source other than any of the parties hereto or any of their respective Representatives, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to any Person; provided, further, however, that that nothing herein shall prevent any part hereto from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency, governmental authority or stock exchange having jurisdiction over such party, (iii) to the extent required by law or regulation, (iv) to the extent necessary in connection with the exercise of any remedy, hereunder, (v) in connection with a Permitted Transfer, and (vi) to such party’s Representatives and investors that need to know such information, to the extent applicable, in accordance with the confidentiality agreement with respect to the Transaction entered into between by such party (or any Affiliate thereof) and Power Joy (it being understood and agreed that, in the case of clause (i), (ii) or (iii), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, when and if available).

Section 2.16. Publicity. Each party hereto will coordinate in good faith any and all press releases and other public relations matters with respect to the Merger and the transactions contemplated hereby. Unless otherwise required by law or the rules of any stock exchange or regulatory authority, no party hereto may issue any press release or otherwise make any public announcement or comment on the Transaction without the prior approval of the other parties hereto, which approval shall not be unreasonably withheld or delayed; provided that, unless otherwise required by law or the rules of any stock exchange or regulatory authority, no party hereto may issue any press release or otherwise make any public announcement or comment on the Transaction in which the name of any Investor or any of its Affiliates is disclosed without the prior approval of such Investor.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Binding Effect; Assignability; Benefit. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

(b) Notwithstanding anything to the contrary in this Agreement, without the unanimous prior written consent of all Consortium Members (other than any Terminating Investor or Failing Member), no Consortium Member shall transfer or assign any of its rights or obligations under this Agreement, except for any transfer or assignment in whole or in part by any Investor to one or more of its Permitted Transferees (each, a “Permitted Transfer”); provided that the Investor has furnished such information to Power Joy and Founder reasonably necessary for the verification of the identity, good standing and credit worthiness of the Permitted Transferee and the Permitted Transferee has confirmed that it is capable of making the representations and warranties set forth in Section 2.11 and performing all of its obligations hereunder. Notwithstanding the preceding sentence, a Permitted Transfer shall only be effective upon the transferee’s having agreed in writing to be bound by the terms of this Agreement and having entered into a Joinder Agreement in the form of Exhibit I attached hereto. Any purported assignment in violation of this Section 3.01 shall be null and void.

(c) Where the consent of Parent is required for an assignment by Power Joy under its Equity Commitment Letter, Parent agrees not to consent to assignment thereunder without the prior written consent of all Consortium Members.

(d) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 3.02. Notices. All notices and other communications required or permitted hereby shall be in writing and shall be delivered in person or by an international courier service (which, with respect to AGIC, provides delivery service in Qatar), or sent by facsimile transmission (other than to AGIC) or email transmission so long as receipt of such facsimile or email is requested and received:

if to any Investment Entity or Power Joy to:

28/F, CITIC Tower

1 Tim Mei Avenue

Central, Hong Kong

Attention: Vicki Hui, Venus Lam, Zhen Ji

Telephone: +852 3710 6870, +852 3710 6873, +86 21 6170 5535

Fax: +852 2111 9699, +86 21 3218 0303

Email: vickihui@citiccapital.com, vlam@citiccapital.com,

zhenji@citiccapital.com

with a mandatory copy to:

Davis Polk & Wardwell

18th Floor, The Hong Kong Club Building

3A Chater Road

Central, Hong Kong

Attention: Mark J. Lehmkuhler

Fax: +852 2533 3388

E-mail: mark.lehmkuhler@davispolk.com

if to CCMB or RMB Fund, to:

28/F, CITIC Tower

1 Tim Mei Avenue

Central, Hong Kong

Attention: Eric Chan, Dixon Ng, Zhen Ji

Fax: +852 2104 6977

Email: echan@citiccapital.com, dixonng@citiccapital.com,

zhenji@citiccapital.com

with a mandatory copy to:

28/F, CITIC Tower

1 Tim Mei Avenue

Central, Hong Kong

Legal & Compliance Department

Attention: Yong Kai Wong, Janet Zhou

Fax: +852 2104 6623

Email: yongkaiwong@citiccapital.com,

janetzhou@citiccapital.com

if to CITIC PE, to:

CPEChina Fund, L.P.

c/o CITIC PE Advisors (Hong Kong) Limited

Suite 606, 6/F

One Pacific Place

88 Queensway

Hong Kong

Attention: Jingyang Wu

Facsimile: +86-10-8522- 1872

Email: WuJingyang@citicpe.com

with a mandatory copy to:

Akin Gump Strauss Hauer & Feld LLP

Unit 05-07, 36th Floor

Edinburgh Tower, The Landmark

15 Queen’s Road Central Hong Kong

Attention: Gregory D. Puff

Facsimile: +852-3694-3001

Email: gpuff@akingump.com

if to AGIC, to:

Al Gharrafa Investment Company

c/o Qatar Holding LLC

Q-Tel Tower

Diplomatic Area Street, West Bay

Doha, QATAR

Attention: Head, Mergers & Acquisitions Department

Email: notices.m&a@qatarholding.qa

with a mandatory copy to:

General Counsel

Legal Department

Qatar Holding LLC

Q-Tel Tower

Diplomatic Area Street, West Bay

Doha, Qatar

Email: notices.legal@qatarholding.qaif

to Temasek, to:

Ellington Investments Pte Ltd

60b Orchard Road, #06-18, Tower 2, The Atrium@Orchard

Singapore 238891

Attention: Mukul Chawla; Yiran Liu

Fax: +65-6828-8961; +86-10-6655-3597

Email: mukul@temasek.com.sg; yiran@temasek.com.sg

with a mandatory copy to:

Simpson Thacher & Bartlett

ICBC Tower, 35/F

3 Garden Road

Hong Kong

Attention: Kathryn King Sudol

Facsimile: +1-212-455-2502

if to AlpInvest 2012 I, to:

AlpInvest Partners Co-investments 2012 I C.V.

c/o AlpInvest Partners 2012 I B.V.

Jachthavenweg 118, 1091 KJ

Amsterdam

The Netherlands

Fax: +31 20 540 7500

Attention: E.M.J. Thyssen, Managing Partner

  P.F.F. de van der Schueren, Chief Legal Officer

if to AlpInvest 2012 II, to:

AlpInvest Partners Co-investments 2012 II C.V.

c/o AlpInvest Partners 2012 II B.V.

Jachthavenweg 118, 1091 KJ

Amsterdam

The Netherlands

Fax: +31 20 540 7500

Attention: E.M.J. Thyssen, Managing Partner

  P.F.F. de van der Schueren, Chief Legal Officer

if to AlpInvest 2011 II, to:

AlpInvest Partners Co-investments 2011 II C.V.

c/o AlpInvest Partners 2011 B.V.

Jachthavenweg 118, 1091 KJ

Amsterdam

The Netherlands

Fax: +31 20 540 7500

Attention:	E.M.J. Thyssen, Managing Partner
P.F.F. de van der Schueren, Chief Legal Officer

if to any AlpInvest Entity, with mandatory copies (which shall not constitute notice) to:

c/o AlpInvest Partners Limited

Suites 701-2, 7/F Citibank Tower

No.3 Garden Road, Central

Hong Kong

Fax: +852 2878 7009

Attention: Sander van Maanen/ Amit Sachdeva

and

Ropes & Gray

41st Floor, One Exchange Square

8 Connaught Place

Central

Hong Kong

Fax: +852 3664 6588

Attention: Brian Schwarzwalder

if to CBC, to:

China Broadband Capital Partners, L.P.

Unit 906, Level 9, Cyberport 2

100 Cyberport Road, Hong Kong

Attention: Jian Jiang

Fax: +852 2122 8410

with a mandatory copy to:

Peter X. Huang

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

No. 1, Jianguomenwai Avenue

Beijing 100004, People’s Republic of China

Fax: +86 10 6535 5577

Email: peter.huang@skadden.com

if to Innovalue, to:

InnoValue Capital Ltd.

No. 113-3, Sec. 1 An-Ho Road, Taipei 106, Taiwan, R.O.C.

Attention: Pei-Chen Tsai

Fax: +886 2 2700 6932

Email: meg@flow.org.tw

with a mandatory copy to:

Baker & McKenzie

15th Floor, 168 Tun Hwa North Road

Taipei 10548, Taiwan, R.O.C.

Fax: +886 2 2712 8292

Attention: Alex Chiang / Mark Tu

if to any Founder Party, to:

Edward Tian

c/o China Broadband Capital Partners, L.P.

Unit 906, Level 9, Cyberport 2

100 Cyberport Road, Hong Kong

Attention: Edward Tian

Fax: +852 2122 8410

with a mandatory copy to:

Peter X. Huang

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

No. 1, Jianguomenwai Avenue

Beijing 100004, People’s Republic of China

Fax: +86 10 6535 5577

Email: peter.huang@skadden.com

All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 3.03. Waiver; Amendment. This Agreement may be amended or modified only by an agreement in writing signed by each of the Consortium Members (excluding any Terminating Investor or Failing Member). Any Consortium Member may at any time irrevocably waive any or all of its rights under this Agreement by delivering a waiver of such rights, which states that such waiver is irrevocable, in writing to each of the other Consortium Members.

Section 3.04. Termination. This Agreement shall automatically terminate without any further action by the parties hereto upon the earliest to occur of (i) the Closing, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the date twelve (12) months after the date hereof, and (iv) the written agreement of each of the Consortium Members (excluding any Terminating Investor or Failing Member); provided, that the provisions of Article 1, Sections 2.06, 2.08, 2.10, 2.14, 2.15 and 2.16 and this Article 3 shall survive any termination of this Agreement; provided, further, that nothing herein shall relieve any party hereto from liability for any breach of any Transaction Document to which it is a party or otherwise prior to any such termination.

Section 3.05. Failing Member; Remedies.

(a) The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including specific performance), without the requirement of posting a bond. In the event that (1) Power Joy and Founder fail to cause Parent to enforce the Equity Commitment Letters if required to do so pursuant to the second last sentence of Section 2.06(a), (2) Parent determines to enforce the provisions of the Equity Commitment Letters or the Rollover Agreement in accordance with this Agreement, but one or more Investors (other than a Terminating Investor) fails to fund its Equity Commitment or provides written notice that it will not fund its Equity Commitment, or one or more Founder Party fails to contribute its Rollover Shares or provides written notice that it will not contribute its Rollover Shares or (3) one or more of Holdco, CCP Co-Investment Co, CITIC PE, AGIC, Temasek, CBC, Innovalue or Founder breaches Section 2.05(b) herein (any such failure, a “Member Failure”, and any such Consortium Member, a “Failing Member”), the parties agree that Parent, acting at the direction of Power Joy and Founder or, in the event that the Failing Member is Power Joy or Founder, at the direction of either Power Joy or Founder who is not the Failing Member, on behalf of the Consortium Members who are not Failing Members (the “Closing Members”), shall be entitled, at its discretion, to (i) enforce specific performance of the terms of this Agreement, the applicable Equity Commitment Letters and the Rollover Agreement, whether before or after the Closing, (ii) terminate the Failing Member’s participation in the transactions contemplated hereunder, and/or (iii) claim indemnification from the Failing Members (including but not limited to any amounts paid under the Limited Guarantee (if any)) pursuant to Section 3.05(b).

(b) In the event of any Member Failure, the Failing Member shall indemnify and hold harmless each of the Closing Members (the “Indemnified Investors”) from and against any Parent Termination Fee and/or Parent Expense Reimbursement payable as a result of such Member Failure as well as any other reasonably foreseeable damages or losses (which, for the avoidance of doubt, shall not include any consequential, incidental or indirect damages or losses) arising out of or related to the Transaction incurred or suffered by the Investment Entities or the other Investors, including any amount paid or payable under the Limited Guarantee and the full amount of all Transaction Expenses incurred in the aggregate by all Closing Members, including any amount paid or payable by any Expense Sharing Member pursuant to Section 2.10, whether incurred before or after the applicable Member Failure, together with any costs of enforcement (all such losses or damages, collectively, “Indemnifiable Losses”); provided that the Failing Member shall not be responsible for any Indemnifiable Losses to the extent that any Indemnified Investor fails to take, and to cause their Affiliates to take, all reasonable steps to mitigate any such Indemnifiable Losses upon becoming aware of any event that, given the circumstances at the time, would reasonably be expected to, or does, give rise thereto; provided, further, that the parties hereto acknowledge that the Parent Termination Fee, Parent Expense Reimbursement and Transaction Expenses to which an Indemnified Investor is otherwise entitled to indemnification hereunder are not capable of diminution pursuant to the foregoing proviso but other losses or damages to which an Indemnified Investor is otherwise entitled to indemnification hereunder are capable of diminution pursuant to the foregoing proviso. If there is more than one Failing Member, each such Failing Member shall be severally liable for its pro rata share of the Indemnifiable Losses based on such Failing Members’ respective Equity Commitments.

(c) In no event will any Investor be liable under this Agreement in an amount that exceeds the higher of (i) the amount of such Investor’s Equity Commitment or (ii) the amount payable by such Investor under its Limited Guarantee, in each case, less the amounts previously funded by such Investor pursuant to the Equity Commitment Letter or its Limited Guarantee (if any), plus such Investor’s share of the Transaction Expenses pursuant to Section 2.10, regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages.

(d) In no event will any Founder Party be liable under this Agreement in an amount that exceeds the value of Shares (calculated based on the Merger Consideration) to be contributed by such Founder Party under the Rollover Agreement, less the value of Shares (calculated based on the Merger Consideration) actually contributed by such Founder Party pursuant to such Rollover Agreement, regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages.

(e) In no event will CCMB be liable under this Agreement in an amount that exceeds the amount payable by CCMB under its Limited Guarantee, less the amounts previously funded by CCMB pursuant to its Limited Guarantee, plus CCMB’s share of the Transaction Expenses pursuant to Section 2.10, regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages.

Section 3.06. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be corporations, partnerships or limited liability companies, each Investment Entity and each Investor covenants, agrees and acknowledges that no recourse under this Agreement shall be had against any former, current or future equity holders, general or limited partners, members, controlling persons, directors, officers, employees, managers, agents or Affiliates of any Investor or any former, current or future equity holders, general or limited partners, members, controlling persons, directors, officers, employees, managers, agents or Affiliates of any of the foregoing (collectively “Non-Recourse Persons”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Person under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 3.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding (to the greatest extent a New York court would permit) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 3.08. Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, breach, termination or invalidity thereof, shall be referred to and finally settled and resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Arbitration Rules”) by the arbitral tribunal appointed in accordance with the ICC Arbitration Rules. Any arbitration initiated pursuant to or in accordance with this Section 3.08 shall be conducted as follows:

(a) the place or situs of arbitration shall be the City of New York;

(b) the language to be used in the arbitral proceedings shall be English;

(c) the arbitral tribunal shall consist of three (3) arbitrators;

(d) any award rendered by the arbitral tribunal shall be final, conclusive and binding upon the parties hereto. To the extent permitted by law, the parties hereto irrevocably waive any right to any form of appeal, review or recourse of any rendered award to any state or other judicial authority; and

(e) judgment upon any award rendered may be rendered in any court having jurisdiction.

Notwithstanding the foregoing, the parties agree that, in the event of a threatened or actual breach of this Agreement, an application for equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available (including with respect to any claim for indemnification pursuant to Section 3.05(b)) shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of the City of New York.

Section 3.09. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available (including with respect to any claim for indemnification pursuant to Section 3.05(b)). For the avoidance of doubt, any Terminating Investor shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available to enforce the conditions for taking any Adverse Action set forth in Section 2.07(b)(iii) against Parent, Power Joy and Founder.

Section 3.10. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver. Each Investor agrees that, to the extent that it is or becomes entitled to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of any government from any legal proceeding or arbitration relating to this Agreement from the jurisdiction of any competent court, from service of process, from execution pursuant to a judgment or an arbitral award or from any other legal process in any jurisdiction, such Investor hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to matters arising with respect to this Agreement or the subject matter hereof.

Section 3.11. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 3.12. Entire Agreement. The Transaction Documents to which they are party constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the Transaction.

Section 3.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.14. General. Nothing in this Agreement shall be deemed to constitute a partnership, trustee, fiduciary, agency, joint venture or other similar relationship between or among any of the parties hereto for any purpose.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INVESTMENT ENTITIES:

SKIPPER INVESTMENT LIMITED

By:	/s/ Ji Zhen
	Name:	Ji Zhen
	Title:	Authorised Signatory

SKIPPER HOLDINGS LIMITED

By:	/s/ Ji Zhen
	Name:	Ji Zhen
	Title:	Authorised Signatory

SKIPPER LIMITED

By:	/s/ Ji Zhen
	Name:	Ji Zhen
	Title:	Authorised Signatory

SKIPPER ACQUISITION CORPORATION

By:	/s/ Ji Zhen
	Name:	Ji Zhen
	Title:	Authorised Signatory

CONSORTIUM MEMBERS:

POWER JOY (CAYMAN) LIMITED

By:	/s/ Ji Zhen
	Name:	Ji Zhen
	Title:	Authorised Signatory

CITIC CAPITAL MB INVESTMENT LIMITED

By:	/s/ Ji Zhen
	Name:	Ji Zhen
	Title:	Authorised Signatory

CITIC CAPITAL (TIANJIN) EQUITY
INVESTMENT LIMITED PARTNERSHIP

By:	/s/ Ji Zhen
	Name:	Ji Zhen
	Title:	Authorised Signatory

CPECHINA FUND, L.P. BY: CITIC PE ASSOCIATES, L.P. BY: CITIC PE FUNDS LIMITED

BY:	/s/ Ching Nar Cindy Chan
	Name:	Ching Nar Cindy Chan
	Title:	Director

ALPINVEST PARTNERS CO-INVESTMENTS 2011 II C.V., as represented by its general partner AlpInvest Partners 2011 B.V., in its turn represented by AlpInvest Partners B.V., its managing director

By:	/s/ E.M.J. Thyssen
	Name:	E.M.J. Thyssen
	Title:	Managing Partner

By:	/s/ A.E.C. de Savomin Lohman
	Name:	A.E.C. de Savomin Lohman
	Title:	Senior Legal Counsel

ALPINVEST PARTNERS CO-INVESTMENTS 2012 I C.V., as represented by its general partner AlpInvest Partners 2012 I B.V., in its turn represented by AlpInvest Partners B.V., its managing director

By:	/s/ E.M.J. Thyssen
	Name:	E.M.J. Thyssen
	Title:	Managing Partner

By:	/s/ A.E.C. de Savomin Lohman
	Name:	A.E.C. de Savomin Lohman
	Title:	Senior Legal Counsel

ALPINVEST PARTNERS CO-INVESTMENTS 2012 II C.V., as represented by its general partner AlpInvest Partners 2012 II B.V., in its turn represented by AlpInvest Partners B.V., its managing director

By:	/s/ E.M.J. Thyssen
	Name:	E.M.J. Thyssen
	Title:	Managing Partner

By:	/s/ A.E.C. de Savomin Lohman
	Name:	A.E.C. de Savomin Lohman
	Title:	Senior Legal Counsel

AL GHARRAFA INVESTMENT COMPANY

By:	/s/ Ahmad Al-Sayed
	Name:	Ahmad Al-Sayed
	Title:	Authorized Person

ELLINGTON INVESTMENTS PTE. LTD.

By:	/s/ Ravi Lambah
	Name:	Ravi Lambah
	Title:	Authorised Sigantory

CBC TMT III LIMITED

By:	/s/ Edward Tian
	Name:	Edward Tian
	Title:	Director

INNOVALUE CAPITAL LTD.

By:	/s/ Liu Tzu-Lien
	Name:	Liu, Tzu-Lien
	Title:	Director

EDWARD TIAN

/s/ Edward Tian

PACIFICINFO LIMITED

By:	/s/ Edward Tian
	Name:	Edward Tian
	Title:	Director

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